Exhibit 99.6

ECOLAB INC.

Offer to Exchange

All Shares of Common Stock of

CHAMPIONX HOLDING INC.

which are owned by Ecolab Inc. and

will be converted into the right to receive Shares of Common Stock of Apergy Corporation for

Shares of Common Stock of Ecolab Inc.

Pursuant to the Prospectus, dated May 1, 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JUNE 3, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF ECOLAB COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

May 1, 2020

To Banks, Brokers and Other Nominees:

Ecolab Inc. (“Ecolab”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus, dated May 1, 2020 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all shares of common stock (“ChampionX common stock”) of ChampionX Holding Inc. (“ChampionX”) that are owned by Ecolab, for shares of common stock of Ecolab (“Ecolab common stock”) that are validly tendered and not properly withdrawn. Immediately following the consummation of the exchange offer, and if necessary, the clean-up spin-off (as defined below), Athena Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Apergy Corporation (“Apergy”), will be merged with and into ChampionX, whereby the separate corporate existence of Merger Sub will cease and ChampionX will continue as the surviving corporation and a wholly owned subsidiary of Apergy (the “Merger”). In the Merger, each outstanding share of ChampionX common stock (except for shares of ChampionX common stock held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Apergy (“Apergy common stock”) equal to the Merger Exchange Ratio. ChampionX will authorize the issuance of a number of shares of ChampionX common stock such that the total number of shares of ChampionX common stock outstanding immediately prior to the consummation of the exchange offer will be that number that results in the Merger Exchange Ratio equaling one. As a result, each share of ChampionX common stock (except for shares of ChampionX common stock held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into one share of Apergy common stock in the Merger. Capitalized terms used but not defined herein will have the meanings ascribed to them in the Prospectus.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Ecolab common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, Ecolab is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No bank, broker or other nominee shall be deemed to be the agent of Ecolab, ChampionX, Apergy, the exchange offer agent or the information agent for purposes of the exchange offer.

Ecolab’s obligation to exchange shares of ChampionX common stock for shares of Ecolab common stock is subject to certain conditions, as described in the Prospectus, which you should review in detail.

For your information and for forwarding to your clients for whom you hold shares of Ecolab common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus, dated May 1, 2020;

2.	a Letter of Transmittal (including the Exchange and Transmittal Instruction Booklet) for validly tendering shares of Ecolab common stock;

3.

a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the Ecolab common stock and other required documents cannot be delivered to the exchange offer agent by the expiration of the exchange offer;

4.

a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of Ecolab common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer; and

5.	a form of Notice of Withdrawal for use in withdrawing shares of Ecolab common stock previously tendered in the exchange offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT JUNE 3, NEW YORK CITY TIME, ON 12:01 A.M., 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Ecolab common stock validly tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer and unless Ecolab has previously accepted such shares for exchange pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Ecolab accepts Ecolab common stock for exchange pursuant to the exchange offer, your tender is irrevocable.

Ecolab will not pay any fees or commission to any bank, broker or other nominee or other person (other than to the information agent or the exchange offer agent) for soliciting tenders of Ecolab common stock pursuant to the exchange offer. Ecolab will, however, upon request, reimburse banks, brokers or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of Ecolab common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange offer agent of (a)(i) share certificates representing all validly tendered shares of Ecolab common stock (other than DRS shares), in proper form for transfer or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Ecolab common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of Ecolab common stock, properly completed and duly executed (which eligible holders of DRS shares may complete through the Exchange Offer Election Website) with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson at (866) 857-2624. You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

Georgeson

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ECOLAB, CHAMPIONX, APERGY, THE EXCHANGE OFFER AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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